EXHIBIT 10.1

LIMS ASSIGNMENT AGREEMENT

This LIMS Assignment Agreement (this “Assignment”) is entered into as of September 6, 2017 (the “Effective Date”), by and between PalliaTech, Inc., a Delaware corporation (the “Assignor”), and EVIO Labs CO, Inc., a Colorado corporation (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Transfer Agreement, dated as of the date hereof (as it may be amended in accordance with its terms, the “Transfer Agreement”), by and between the Assignor, PhytaTech CO, LLC (“PhytaTech”) and the Assignee. The Assignor and the Assignee are sometimes referred to individually in this Assignment as a “party” and collectively as the “parties”.

WHEREAS, the Assignor wishes to transfer and assign to the Assignee all of the Assignor’s rights and interests in and to a software work known as LIMS, and its obligations under, that certain Assignment Agreement dated July 26, 2016 by and between the Assignor and PhytaTech (the “Assignment Agreement”), and the Assignee wishes to be the assignee and transferee of such rights, interests and obligations;

WHEREAS, pursuant to Section 5.2 of the Assignment Agreement, the Assignor may assign the Assignment Agreement upon notice to PhytaTech and, by signing this Assignment, PhytaTech acknowledges receipt of such notice.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Assignment and Assumption. The Assignor hereby transfers and assigns to the Assignee, and the Assignee hereby acquires from the Assignor all of the Assignor’s rights and interests in and to the Assignment Agreement, of whatever kind or nature, and the Assignee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Assignor under the Assignment Agreement, of whatever kind or nature.

2. Effectiveness. This Assignment shall be effective as of the Effective Date.

3. Governing Law; Binding Effect. This Assignment shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

4. Counterparts. This Assignment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .jpg format) shall be deemed as effective as manual delivery.

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IN WITNESS WHEREOF, the Assignee and the Assignor have executed this Assignment as of the date first set forth above.

ASSIGNOR:

PalliaTech, Inc.

By:	/s/ Joseph F. Lusardi
Joseph F. Lusardi, Authorized Signatory

ASSIGNEE:

EVIO Labs CO, Inc.

By:	/s/ William Waldrop
William Waldrop, Authorized Signatory

By signing below, PhytaTech CO, LLC acknowledges receipt of notice, pursuant to Section 5.2 of the Assignment Agreement, of the transfer of the Assignment Agreement by PalliaTech, Inc. to Signal Bay, Inc.

PHYTATECH CO, LLC

By:	/s/ Robert Howland
Robert Howland, Authorized Signatory

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